EXHIBIT 4.1

Morgan Stanley Smith Barney LLC

2000 Westchester Avenue

Purchase, New York 10577

July 13, 2017

Morgan Stanley Investment Solutions —

Uncommon Values Trust, 2017 Series and

Uncommon Values Growth & Income Series, 2017

c/o The Bank of New York Mellon, as Trustee

BNY Atlantic Terminal

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re:	Morgan Stanley Investment Solutions —
Uncommon Values Trust, 2017 Series and
Uncommon Values Growth & Income Series, 2017

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-218353 for the above captioned trusts.  We hereby consent to the use in the Registration Statement of the references to Morgan Stanley Smith Barney LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

MORGAN STANLEY SMITH BARNEY LLC

By	/s/ SCOTT RICHARDSON
Executive Director